News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935
Conference call 1:00 EDT October 22, 2002	866.297.6315
Replay (passcode: 6327329)	888.843.8996

IRWIN FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER EARNINGS

  Earnings Decline Due to Transition Off Gain-on-Sale Securitization Accounting
  Strong Mortgage Loan Originations and Rising Commercial Banking Net Income
  Recession Reflected in Increased Credit Costs
  2002 and 2003 Earnings Forecasts Reaffirmed

(Columbus, IN, October 22, 2002) Irwin Financial Corporation (NYSE: IFC), an interrelated group of specialized financial services companies focusing on mortgage banking, small business lending, and home equity lending, today announced net income for the third quarter of 2002 of $9.0 million or $0.32 per diluted share. This compares with net income of $11.5 million or $0.50 per diluted share during the same period in 2001, a decrease in earnings per share of 36 percent. Net income has totaled $26.9 million or $0.99 per share year-to-date, compared to $33.4 million or $1.47 per share for the first nine months of 2001.

Financial highlights for the quarter included:

$ in millions, except EPS	3Q 2002	3Q 2001	Percent Change	YTD 2002	YTD 2001	Percent Change
Total Consolidated Net Revenues	$97.6	$100.8	-3.2%	$276.9	$289.8	-4.5%
Net Income:
> Mortgage Banking	8.0	10.8	-25.7	27.6	25.3	8.9
> Commercial Banking	4.3	2.8	54.0	12.2	5.9	105.5
> Home Equity Lending	0.4	1.2	-65.1	-7.0	10.7	NA
> Commercial Finance	-0.7	-1.0	34.7	-0.2	-1.6	90.5
> Venture Capital	-1.7	-0.1	NM	-2.5	-3.1	18.3
> Parent and Other	-1.3	-2.2	35.9	-3.2	-3.8	16.0
Total Consolidated Net Income	9.0	11.5	-21.7	26.9	33.4	-19.6
Earning per Share (diluted)	0.32	0.50	-36.0	0.99	1.47	-32.7
Return on Average Equity	10.8%	21.7%		11.6%	22.2%

"Although our results were negatively affected by the slow economy and the impact of lower interest rates on the valuation of our mortgage servicing assets, I believe we performed well during the third quarter given the environment," said Will Miller, Chairman and CEO of Irwin Financial. "In particular, we had a very strong quarter in mortgage originations and net income at our commercial banking line of business, which rose 54.0 percent year-over-year, partially offset these negatives. Clearly, mortgage production has exceeded our expectations, as has weakness in the overall economy. As a result of weak economic recovery, credit quality continues to improve at a slower pace than we had been anticipating and we believe it appropriate to have added to our loan loss reserves. Our third quarter results, however, are a good illustration of our balanced revenue model in which our lines of business have complementary cycles. In addition, the transition off gain-on-sale securitization accounting at our home equity line of business is proceeding largely as anticipated, and I can reaffirm our earnings forecasts of at least $36 million or $1.30 per share in 2002 and approximately $54 million or $1.86 per share in 2003.1"

1The earnings per share estimates include $2.7 million of after-tax interest expense on convertible trust preferred securities, which would be added back to net income for purposes of calculating fully diluted earnings per share under generally accepted accounting principles and assume approximately 29.7 million and 30.8 million fully diluted shares in 2002 and 2003, respectively.  These estimates are based on various factors and current assumptions management believes are reasonable, including current industry forecasts of a variety of economic and competitive factors.  However, projections are inherently uncertain, and actual earnings may differ significantly from these estimates in the future due to uncertainties and risks related to our business and the US and Canadian economies, including those described in this release.

Credit Trends

The weak economic recovery was reflected in both our consumer and commercial credit-sensitive portfolios. Our consolidated credit provision totaled $15.6 million, a $6.1 million or 64 percent increase compared with the second quarter of 2002, as a result of increased charge-offs and an increase in non-performing loans. In spite of this increase, consolidated net income rose 12.4 percent from $8.0 million in the second quarter of 2002 to $9.0 million in the third.

The ratio of charge-offs to average loans and leases, and the allowance for loans and lease losses to total loans and leases for our principal credit-related portfolios are shown below.2

2The figures for home equity lending reflect both on- and off-balance sheet (securitized and credit risk retained) portfolios.

	Commercial Banking	Home Equity Lending	Commercial Finance
Owned Portfolio ($ Billion)	$1.8	$2.0	$0.3
	Commercial Loans	Home Equity Loans	Commercial Finance
Annualized Charge-offs
3Q02	0.33%	3.01%	2.48%
2Q02	0.15	2.96	1.76
4Q01	0.29	1.95	2.68
3Q01	0.20	1.95	2.63

Allowance to Loan and Leases
September 30, 2002	1.06%	6.89%	2.22%
June 30, 2002	1.04	6.87	1.74
December 31, 2001	0.97	6.68	1.73
September 30, 2001	0.86	7.34	1.46

Line of Business Results

Mortgage Banking

Net income at our mortgage banking line of business (www.irwinmortgage.com) totaled $8.0 million in the third quarter of 2002, a decrease of $2.8 million or 26 percent compared with the year earlier period. These results were achieved in an interest rate environment characterized by declining and volatile interest rate changes due to uncertainties in the capital markets. The current coupon on GNMA securities, which underlies the pricing of a substantial portion of our mortgage loans and the valuation of our mortgage servicing asset, declined 93 basis points during the quarter and ended at 5.15% on September 30, 2002. As compared to the year earlier period, loan origination revenues increased substantially, but not enough to offset increased servicing amortization and impairment.

Mortgage loan originations totaled $3.0 billion during the third quarter, a year-over-year increase of $1.0 billion or 48.5 percent. Refinanced loans accounted for 62.4 percent of third quarter production, compared with 45.0 percent in the year earlier period. Loans for the purchase of new homes increased 1.5 percent year-over-year.

Our first mortgage servicing portfolio totaled $15.2 billion as of September 30, 2002, a year-over-year increase of 30.5 percent, reflecting strong production and greater retention of servicing on loans sold over the past year. The balance sheet carrying value of our first mortgage servicing portfolio totaled $132.5 million as of September 30, 2002, or 0.87 percent of the underlying loan balance, reflecting our weighted average servicing fee of 0.39 percent.

During the quarter, we recorded impairment on our servicing asset, net of derivative gains, of $5.6 million, compared with a reversal of impairment of $1.3 million a year earlier. The net impairment includes the effect of the interest rate drop noted above as well as an updating to a new version of a prepayment model.

Commercial Banking

Our commercial banking line of business (www.irwinunion.com) earned $4.3 million in the third quarter of 2002, an increase of $1.5 million or 54.0 percent compared with a year earlier and a $0.2 million increase over the second quarter. The increase in net income largely reflects year-over-year growth of $4.1 million or 29.5 percent in net interest income and an improved efficiency ratio.

The commercial banking loan portfolio of $1.8 billion at September 30 increased $0.4 billion, or 26.8 percent year-over-year and 4.9 percent over the second quarter of 2002. The net interest margin for the line of business in the third quarter of 2002 was 3.98 percent, compared with 3.90 percent during the third quarter of 2001. Core deposits totaled $1.4 billion as of September 30, 2002, an annual increase of 45.2 percent, reflecting continued success in deposit initiatives. Average core deposits during the third quarter were 7.0 percent greater than in the second quarter of 2002.

Included in third quarter net income was $2.6 million in provision for loan and lease losses, a year-over-year increase of $0.7 million or 38.3 percent and a $0.3 million increase over the second quarter, reflecting portfolio growth, economic conditions, and increased charge-offs. Net charge-offs totaled $1.5 million during the third quarter of 2002 or 0.33 percent of average loans on an annualized basis, compared with 0.15 percent of average loans in the second quarter of 2002. Loan loss reserves to loans totaled 1.06 percent as of September 30, 2002, compared with 1.04 percent at the end of the second quarter.

Home Equity Lending

Our home equity lending business (www.ihe.com) earned $0.4 million during the third quarter of 2002, a $0.8 million decrease as compared to the third quarter of 2001, but a $5.0 million increase compared with the second quarter of 2002. These results include a decline of $28.2 million from gains on loan sales and an increase of $8.9 million in loan loss provision. Partially offsetting these declines were an $8.9 million increase in net interest income and an $18.3 million decrease in residual impairment. We also sold $189.7 million of whole loans during the quarter for a net gain on sale of $9.2 million. We retained servicing rights on the underlying loans, which included both under 100 percent loan-to-value (42 percent of total sale) and under 125 percent loan-to-value product (58 percent). These factors reflect our transition from gain-on-sale accounting to portfolio treatment for securitized financings.

Loan origination volumes totaled $290.8 million, a 17.0 percent year-over-year decrease compared with originations of $350.4 million a year earlier. The owned home equity portfolio totaled $2.0 billion at quarter-end, compared with $2.0 billion a year earlier, a 0.3 percent decrease. Capitalized residual assets totaled $168.1 million as of September 30, 2002, compared with $197.5 million a year earlier. We estimate that approximately $96.1 million of the $168.1 million of residual assets would be considered credit-enhancing interest only strips (CEIOS) under new federal banking regulations, representing approximately 22.2 percent of consolidated Tier 1 capital as of September 30, 2002.3

3 Under new Residual Regulations announced November 29, 2001 (66 FR 59614), CEIOS created before January 2002 that exceed 25% of a banking organization's Tier 1 capital are to be deducted from Tier 1 capital for risk capital ratio calculation purposes effective December 31, 2002.  Capital is then to be held on a dollar-for-dollar basis for all residual assets, net of deferred tax liabilities existing due to the creation of the residuals.  Our CEIOS, all of which were originated before January 2002, comprised 22.2 percent of Tier 1 capital as of September 30, 2002, and accordingly, we anticipate that we will not have any deduction of Tier 1 capital due to CEIOS concentration when the Residual Regulations become fully effective at December 31, 2002.  We will continue to hold dollar-for-dollar capital, net of deferred tax liabilities, against the entire residual asset.

Thirty-day and greater delinquencies as of September 30, 2002, were 5.01 percent, up from 4.60 percent at June 30. We believe this quarterly increase in delinquencies and charge-offs at an elevated level reflect the relative weakness of the US economy and, as such, we recorded impairment of $9.6 million for our residual asset and $9.2 million in provision for our on-balance sheet loan portfolio. In total, reflecting both our on-balance sheet allowance for loan losses and reserves embedded in the valuation of our residuals, we have a total reserve for loan losses of 6.89 percent of our owned loans. The combined portfolio of home equity loans held for sale and held for investment on our balance sheet grew to $720.0 million from $648.1 million at June 30, 2002, an 11 percent increase. In spite of the residual impairment and loan loss provision, the home equity line of business was profitable in the third quarter, after losing money in the first and second quarters of 2002.

Commercial Finance

Our commercial finance line of business, which includes broker- and vendor-based small ticket leasing and franchise finance loans, lost $0.7 million, compared to a loss of $1.0 million during the same period in 2001, but a profit of $0.1 million during the second quarter of 2002.

The decline in sequential quarter results largely reflects deterioration in the credit quality of the broker-based, small ticket portion of our commercial finance portfolio. We have taken steps to reduce our concentration in this broker-based product and have made substantial underwriting changes in this portfolio over the past year. For the entire commercial finance portfolio, we recorded a $3.8 million in loan and lease loss provision during the quarter, compared with a total provision of $1.3 million during the second quarter of 2002. The majority of the sequential quarter increase was related to the 2000 vintage portion of the broker-based small ticket, portfolio that has had credit difficulties during the recession. The remaining portions of our US and Canadian small ticket lease portfolio, as well as our franchise loan portfolio, continue to perform within our expectations.

Lease and loan fundings totaled $58.4 million in the third quarter compared to $46.2 million in the second quarter and $70.7 million for the same quarter last year. This brings year to date lease and loan fundings to $144.3 million, relatively unchanged compared to the same period last year. The equipment lease and loan portfolio totaled $318.3 million at September 30, 2002, a $73.5 million or 30.0 percent annual increase. Our allowance for loan and lease loss totaled $7.1 million, or 2.22 percent of outstanding loans and leases.

Venture Capital

Irwin Ventures (www.irwinventures.com) lost $1.7 million during the third quarter, compared with a loss of $0.1 million a year earlier. The current period loss reflects a portfolio valuation adjustment due to continuing effects of the recession on the sales cycles of development stage companies. The company's investment portfolio had a $3.6 million carrying value as of September 30, 2002, or 0.84 percent of consolidated Tier 1 capital.

Balance Sheet

Our consolidated assets totaled $4.2 billion as of September 30, 2002, a $0.42 billion increase from June 30, principally reflecting a $0.34 billion increase in mortgage loans held for sale. Our loan and lease portfolio totaled $2.8 billion as of September 30, 2002, and mortgage loans held for sale totaled $0.8 billion.

Nonperforming assets (including other real estate owned of $6.1 million) were $33.9 million or 0.80 percent of total assets as of September 30, 2002, up from $16.3 million or 0.53 percent of total assets a year earlier and up sequentially from $21.8 million or 0.57 percent of total assets as of June 30, 2002. This is principally a result of increases in nonperforming assets in our commercial banking line of business. Our on-balance sheet allowance for loan and lease losses totaled $47.3 million as of September 30, 2002, compared with $17.7 million a year earlier, reflecting on balance sheet portfolio loan growth, economic conditions, and the increase in nonperforming assets. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases totaled 170 percent at quarter-end, compared to 216 percent at the end of the second quarter.

We had $336.3 million or $12.12 per share in common shareholders' equity as of September 30, 2002, a year-over-year per share increase of 17.8 percent. The majority of this increase reflects the sale during the first quarter of 6.2 million shares of common stock, resulting in net proceeds of approximately $82 million. The Corporation's Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 10.2 percent and 13.5 percent, respectively, as of September 30, 2002, compared with 11.3 percent and 12.5 percent respectively, at the end of the second quarter 2002. These compare to "well-capitalized" regulatory standards of 5.0 percent and 10.0 percent, respectively.

On October 11, 2002, we sold $30.0 million of 8.70 percent trust preferred securities. These securities qualified immediately as Tier 2 regulatory capital and are eligible for inclusion in Tier 1 capital. These securities are callable at par beginning in September 2007 and mature in September 2032.

Forward Earnings Guidance

Given the current economic climate of a gradual recovery and updating for year-to-date 2002 results, we expect estimated consolidated net income of at least $36 million or $1.30 per share in 2002 and approximately $54 million or $1.86 per share in 20031. As announced in late 2001, changes in federal banking regulations for securitization residual interests have caused us to eliminate the use of securitization structures that require use of gain-on-sale accounting under SFAS 140. This change in accounting policy will have the effect of delaying income recognition for our home equity line of business in 2002. Despite this change, we expect to remain solidly profitable as we transition off gain-on-sale accounting. In addition, management anticipates that, after 2002, we can again achieve our long-term financial objectives of annual earnings per share growth of at least 12 percent and return on common equity of greater than 15 percent.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words such as "believe," "will," "remain," "would," "may," "estimate," "estimated," "continue," "expect," "expecting," "assumptions," "forecasts," "projections," "anticipates," "anticipated," "achieve," "continuing," and similar expressions, are intended to identify forward-looking statements. We undertake no obligation to update publicly any of these statements in light of future events.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in interest rates, which may affect consumer demand for our products and the valuation and management of our servicing portfolio; refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates; unanticipated deterioration in the credit quality of our assets; difficulties in delivering loans to the secondary market as planned; difficulties in expanding our business or raising capital and other funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; legislative or regulatory changes, including changes in the interpretation of new regulatory capital rules; changes in applicable accounting policies or principles or their application to our businesses; or governmental changes in monetary or fiscal policies.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q3-2002	Q3-2001	$ Change	% Change	Q2-2002
Net Interest Income	$57,481	$41,101	$16,380	39.9%	$47,717
Provision for Loan and Lease Losses	(15,577)	(5,006)	(10,571)	(211.2)	(9,500)
Noninterest Income	55,698	64,694	(8,996)	(13.9)	51,099
Total Net Revenues	97,602	100,789	(3,187)	(3.2)	89,316
Noninterest Expense	83,008	81,944	1,064	1.3	76,269
Income before Income Taxes	14,594	18,845	(4,251)	(22.6)	13,047
Income Taxes	5,570	7,446	(1,876)	(25.2)	5,069
Income before Minority Interest	9,024	11,399	(2,375)	(20.8)	7,978
Minority Interest	51	(68)	119	175.0	(8)
Net Income	$8,973	$11,467	($2,494)	(21.7)	$7,986

Dividends on Common Stock	$1,873	$1,383	$490	35.4	$1,863

Diluted Earnings Per Share (30,594 Weighted Average Shares Outstanding)	$0.32	$0.50	(0.18)	(36.0)	$0.28
Basic Earnings Per Share (27,719 Weighted Average Shares Outstanding)	0.32	0.54	(0.22)	(40.7)	0.29
Dividends Per Common Share	0.0675	0.0650	0.0025	3.8	0.0675
Common Stock Market Price:
High	$20.05	$27.70	($7.65)	(27.6)	$20.66
Low	14.50	16.00	(1.50)	(9.4)	17.65

Net Charge-Offs	$5,807	$2,358	$3,449	146.3	$4,599

Performance Ratios - Quarter to Date:
Return on Average Assets	0.86%	1.30%			0.88%
Return on Average Equity	10.82%	21.74%			9.76%

	YTD Q3-2002	YTD Q3-2001	$ Change	% Change
Net Interest Income	$149,613	$104,439	$45,174	43.3%
Provision for Loan and Lease Losses	(35,409)	(9,363)	(26,046)	(278.2)
Noninterest Income	162,705	194,736	(32,031)	(16.4)
Total Net Revenues	276,909	289,812	(12,903)	(4.5)
Noninterest Expense	233,837	235,120	(1,283)	(0.5)
Income before Income Taxes	43,072	54,692	(11,620)	(21.2)
Income Taxes	16,645	21,700	(5,055)	(23.3)
Income before Minority Interest	26,427	32,992	(6,565)	(19.9)
Minority Interest	17	(279)	296	106.1
Income before Cumulative Effect of Change in Accounting Principle	26,410	33,271	(6,861)	(20.6)
Cumulative Effect of Change in Accounting Principle, Net of Tax	495	175	320	182.9
Net Income	$26,905	$33,446	($6,541)	(19.6)

Dividends on Common Stock	$5,595	$4,135	$1,460	35.3

Diluted Earnings Per Share (29,372 Weighted Average Shares Outstanding)	$0.99	$1.47	(0.48)	(32.7)
Basic Earnings Per Share (26,514 Weighted Average Shares Outstanding)	1.01	1.58	(0.57)	(36.1)
Dividends Per Common Share	0.2025	0.1940	0.0085	4.4
Common Stock Market Price:
High	$20.66	$27.70	($7.04)	(25.4)
Low	14.40	16.00	(1.60)	(10.0)
Closing	17.00	20.90	(3.90)	(18.7)

Net Charge-Offs	$14,379	$4,716	$9,663	204.9

Performance Ratios - Year to Date:
Return on Average Assets	0.95%	1.46%
Return on Average Equity	11.59%	22.25%

	September 30,	September 30,			December 31,
	2002	2001	$ Change	% Change	2001
Loans Held for Sale	$773,117	$651,919	$121,198	18.6%	$502,086
Loans and Leases in Portfolio	2,778,136	1,707,409	1,070,727	62.7	2,137,747
Allowance for Loan and Lease Losses	(47,299)	(17,700)	(29,599)	(167.2)	(22,283)
Total Assets	4,242,724	3,086,616	1,156,108	37.5	3,447,693
Total Deposits	2,548,950	2,175,120	373,830	17.2	2,309,018
Shareholders' Equity	336,255	220,267	115,988	52.7	231,665
Shareholders' Equity available to Common Shareholders (per share)	12.12	10.29	1.83	17.8	10.84
Average Equity/Average Assets (YTD)	8.19%	6.56%			6.65%
Tier I Capital	$431,394	$289,300	$142,094	49.1	$294,891
Tier I Leverage Ratio	10.21%	8.29%			8.45%
Total Risk-based Capital Ratio	13.50%	10.84%			10.82%
Nonperforming Assets to Total Assets	0.80%	0.52%			0.68%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Mortgage Banking	Q3-2002	Q3-2001	$ Change	% Change	Q2-2002
Net Interest Income	$10,217	$8,435	$1,782	21.1%	$7,659
Provision for Loan Losses	(16)	78	(94)	(120.5)	(52)
Loan Origination Fees	18,845	15,477	3,368	21.8	14,882
Gain on Sales of Loans	36,065	30,166	5,899	19.6	24,737
Gain (Loss) on Sale of Servicing	223	298	(75)	(25.2)	9,809
Loan Servicing Fees, Net of Amortization Expense	2	3,573	(3,571)	(99.9)	1,402
Impairment of Servicing Assets, Net of Hedging	(5,611)	1,293	(6,904)	(534.0)	(2,543)
Other Revenues	1,616	1,356	260	19.2	1,301
Total Net Revenues	61,341	60,676	665	1.1	57,195

Salaries, Pension, and Other Employee Expense	32,748	29,316	3,432	11.7	27,271
Other Expenses	15,437	13,486	1,951	14.5	14,861
Income Before Income Taxes	13,156	17,874	(4,718)	(26.4)	15,063
Income Taxes	5,115	7,056	(1,941)	(27.5)	5,879
Net Income	8,041	10,818	(2,777)	(25.7)	9,184

Total Mortgage Loan Originations:	$3,011,673	$2,028,354	$983,319	48.5	$1,897,162
Percent retail	33.09%	37.32%			33.99%
Percent wholesale	61.23%	56.84%			58.99%
Percent brokered	5.68%	5.84%			7.01%
Refinancings as a Percentage of Total Originations	62.43%	45.02%			39.23%

	YTD Q3-2002	YTD Q3-2001	$ Change	% Change
Net Interest Income	$26,050	$18,026	$8,024	44.5%
Provision for Loan Losses	(218)	154	(372)	(241.6)
Loan Origination Fees	48,276	43,007	5,269	12.3
Gain on Sales of Loans	89,037	74,602	14,435	19.3
Gain (Loss) on Sale of Servicing	9,939	6,079	3,860	63.5
Loan Servicing Fees, Net of Amortization Expense	4,019	14,130	(10,111)	(71.6)
Impairment of Servicing Assets, Net of Hedging	(5,548)	(72)	(5,476)	(7605.6)
Other Revenues	4,821	3,896	925	23.7
Total Net Revenues	176,376	159,822	16,554	10.4

Salaries, Pension, and Other Employee Expense	85,781	79,170	6,611	8.4
Other Expenses	45,296	39,168	6,128	15.6
Income Before Income Taxes	45,299	41,484	3,815	9.2
Income Taxes	17,736	16,354	1,382	8.5
Income Before Cumulative Effect of Change in Accounting Principle	27,563	25,130	2,433	9.7
Cumulative Effect of Change in Accounting Principle	0	175	(175)	(100.0)
Net Income	$27,563	$25,305	$2,258	8.9

Total Mortgage Loan Originations:	$6,858,229	$6,388,294	$469,935	7.4
Percent retail	34.04%	34.74%
Percent wholesale	59.70%	60.42%
Percent brokered	6.26%	4.84%
Refinancings as a Percentage of Total Originations	53.19%	49.81%

	September 30,	September 30,			December 31,
	2002	2001	$ Change	% Change	2001
Owned Servicing Portfolio Balance	$15,226,276	$11,667,256	$3,559,020	30.5%	$12,875,532
Weighted average interest rate	6.88%	7.46%			7.23%
Delinquency ratio (30+ days):	5.75%	8.58%			7.80%
FNMA/FHLMC	2.65%	2.23%			2.54%
GNMA	8.40%	9.97%			9.62%
Servicing Asset	$132,539	$152,910	($20,371)	(13.3)	$211,201

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q3-2002	Q3-2001	$ Change	% Change	Q2-2002
Net Interest Income	$17,882	$13,808	$4,074	29.5%	$17,283
Provision for Loan and Lease Losses	(2,630)	(1,901)	(729)	(38.3)	(2,340)
Other Revenues	3,878	3,999	(121)	(3.0)	4,134
Total Net Revenues	19,130	15,906	3,224	20.3	19,077

Salaries, Pension, and Other Employee Expense	7,363	6,761	602	8.9	7,572
Other Expenses	4,736	4,664	72	1.5	4,870
Income Before Income Taxes	7,031	4,481	2,550	56.9	6,635
Income Taxes	2,758	1,706	1,052	61.7	2,576
Net Income	$4,273	$2,775	$1,498	54.0	$4,059

Return on Average Equity	11.58%	12.12%			12.12%
Return on Average Assets	0.92%	0.75%			0.92%
Net Charge-offs	$1,452	$682	$770	112.9	$603
Net Interest Margin	3.98%	3.90%			4.08%

	YTD Q3-2002	YTD Q3-2001	$ Change	% Change
Net Interest Income	$51,256	$36,141	$15,115	41.8%
Provision for Loan and Lease Losses	(7,140)	(4,405)	(2,735)	(62.1)
Other Revenues	12,357	10,578	1,779	16.8
Total Net Revenues	56,473	42,314	14,159	33.5

Salaries, Pension, and Other Employee Expense	22,034	19,184	2,850	14.9
Other Expenses	14,520	13,456	1,064	7.9
Income Before Income Taxes	19,919	9,674	10,245	105.9
Income Taxes	7,758	3,757	4,001	106.5
Net Income	$12,161	$5,917	$6,244	105.5

Return on Average Equity	11.89%	10.03%
Return on Average Assets	0.93%	0.60%
Net Charge-offs	$2,770	$1,414	$1,356	95.9
Net Interest Margin	4.05%	3.81%

	September 30,	September 30,			December 31,
	2002	2001	$ Change	% Change	2001
Securities and Short-Term Investments	$21,677	$17,771	$3,906	22.0%	$43,346
Loans and Leases	1,795,316	1,415,547	379,769	26.8	1,514,957
Allowance for Loan and Lease Losses	(19,014)	(12,219)	(6,795)	(55.6)	(14,644)

Interest-Bearing Deposits	1,462,503	1,133,601	328,902	29.0	1,282,503
Noninterest-Bearing Deposits	211,079	158,945	52,134	32.8	173,873

Commercial Loan Delinquency Ratio (30+ days):	0.39%	0.08%			0.38%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q3-2002	Q3-2001	$ Change	% Change	Q2-2002
Residual Asset Interest Income	$8,493	$7,893	$600	7.6%	$8,789
Net Interest Income - Unsold Loans and Other	18,614	10,265	8,349	81.3	11,668
Provision for Loan Losses	(9,221)	(284)	(8,937)	(3146.8)	(5,882)
Trading Gains (Losses)	(9,574)	(27,921)	18,347	65.7	(5,757)
Loan Origination Fees	0	523	(523)	(100.0)	0
Gain on Sales of Loans, Including Points and Fees	9,200	37,408	(28,208)	(75.4)	363
Servicing Income, net	1,821	2,641	(820)	(31.0)	1,898
Other Revenues	540	(4,260)	4,800	112.7	222
Total Net Revenues	19,873	26,265	(6,392)	(24.3)	11,301

Salaries, Pension, and Other Employee Expense	11,078	14,519	(3,441)	(23.7)	10,701
Other Expense	8,090	9,726	(1,636)	(16.8)	8,152
Income (Loss) before Income Taxes	705	2,020	(1,315)	(65.1)	(7,552)
Income Taxes	282	808	(526)	(65.1)	(3,021)
Net Income (Loss)	$423	$1,212	($789)	(65.1)	($4,531)

Loan Volume	$290,767	$350,397	($59,630)	(17.0)	$267,725
Loans Sold	189,699	0	189,699	na	0
Return on Average Equity	0.92%	4.44%			-10.74%
Net Charge-offs	2,421	na			2,682

	YTD Q3-2002	YTD Q3-2001	$ Change	% Change
Residual Asset Interest Income	$26,561	$22,589	$3,972	17.6%
Net Interest Income - Unsold Loans and Other	39,136	24,693	14,443	58.5
Provision for Loan Losses	(21,681)	(584)	(21,097)	(3612.5)
Trading Gains (Losses)	(22,634)	(30,466)	7,832	25.7
Loan Origination Fees	777	874	(97)	(11.1)
Gain on Sales of Loans, Including Points and Fees	16,507	70,716	(54,209)	(76.7)
Servicing Income, net	5,589	7,761	(2,172)	(28.0)
Other Revenues	1,117	(4,236)	5,353	126.4
Total Net Revenues	45,372	91,347	(45,975)	(50.3)

Salaries, Pension, and Other Employee Expense	33,706	44,914	(11,208)	(25.0)
Other Expense	23,363	28,651	(5,288)	(18.5)
Income (Loss) before Income Taxes	(11,697)	17,782	(29,479)	(165.8)
Income Taxes	(4,679)	7,113	(11,792)	(165.8)
Net Income (Loss)	($7,018)	$10,669	($17,687)	(165.8)

Loan Volume	$805,230	$802,559	$2,671	0.3
Loans Sold	370,480	0	370,480	na
Return on Average Equity	-5.36%	14.43%
Net Charge-offs	7,476	na

	September 30,	September 30,			December 31,
	2002	2001	$ Change	% Change	2001
Home Equity Loans Held for Sale	$64,000	$203,861	($139,861)	(68.6)%	$0
Home Equity Loans (On balance sheet)	655,966	37,360	618,606	1655.8	346,192
Allowance for Loan and Lease Losses	(20,400)	(1,084)	(19,316)	(1781.9)	(2,220)
Residual Asset	168,119	197,486	(29,367)	(14.9)	199,071
Managed Portfolio	2,018,633	2,024,661	(6,028)	(0.3)	2,064,542
Delinquency Ratio (30+ days)	5.01%	4.61%			5.07%
Managed Portfolio, including subservicing	$2,489,240	$2,162,877	$326,363	15.1	$2,317,975
Delinquency Ratio (30+ days)	4.68%	4.71%			5.25%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q3-2002	Q3-2001	$ Change	% Change	Q2-2002
Net Interest Income	$3,838	$2,367	$1,471	62.1%	$3,726
Provision for Loan and Lease Losses	(3,804)	(2,743)	(1,061)	(38.7)	(1,281)
Other Revenues	1,631	383	1,248	325.8	842
Total Net Revenues	1,665	7	1,658	23685.7	3,287

Salaries, Pension, and Other Employee Expense	2,374	1,541	833	54.1	2,107
Other Expenses	391	296	95	32.1	942
Loss Before Income Taxes, Minority Interest, and
Cumulative Effect of Change in Accounting Principle	(1,100)	(1,830)	730	39.9	238
Income Taxes	(524)	(746)	222	29.8	118
Income (Loss) Before Minority Interest	(576)	(1,084)	508	46.9	120
Minority Interest	87	(68)	155	227.9	(8)
Net Income (Loss)	($663)	($1,016)	$353	34.7	$128

Net Charge-Offs	$1,938	$1,450	$488	33.7	$1,251
Net Interest Margin	4.91%	4.29%			5.23%
Total Fundings of Loans and Leases	$58,399	$70,733	($12,334)	(17.4)	$46,184

	YTD Q3-2002	YTD Q3-2001	$ Change	% Change
Net Interest Income	$10,957	$6,246	$4,711	75.4%
Provision for Loan and Lease Losses	(6,519)	(4,151)	(2,368)	(57.0)
Other Revenues	3,260	1,088	2,172	199.6
Total Net Revenues	7,698	3,183	4,515	141.8

Salaries, Pension, and Other Employee Expense	6,665	4,431	2,234	50.4
Other Expenses	2,046	1,761	285	16.2
Loss Before Income Taxes, Minority Interest, and
Cumulative Effect of Change in Accounting Principle	(1,013)	(3,009)	1,996	66.3
Income Taxes	(416)	(1,092)	676	61.9
Loss Before Minority Interest and Cumulative
Effect of Change in Accounting Principle	(597)	(1,917)	1,320	68.9
Minority Interest	53	(278)	331	119.1
Income (Loss) Before Cumulative Effect of Change in Accounting Principle	(650)	(1,639)	989	60.3
Cumulative Effect of Change in Accounting Principle	495	0	495	na
Net (Loss)	($155)	($1,639)	$1,484	90.5

Net Charge-Offs	$4,067	$2,945	$1,122	38.1
Net Interest Margin	5.07%	4.45%
Total Fundings of Loans and Leases	$144,297	$144,360	($63)	(0.0)

	September 30,	September 30,			December 31,
	2002	2001	$ Change	% Change	2001
Investment in Loans and Leases	$318,251	$244,734	$73,517	30.0	$264,827
Allowance for Loan and Lease Losses	(7,050)	(3,578)	(3,472)	(97.0)	(4,587)
Weighted Average Yield	10.44%	11.01%			10.77%
Delinquency ratio (30+ days)	1.06%	2.41%			2.02%

Venture Capital	Q3-2002	Q3-2001	$ Change	% Change	Q2-2002
Net Interest Income after Provision for Loan Losses	$11	($156)	$167	107.1%	$12
Mark to Market Adjustment on Investments	(2,851)	0	(2,851)	na	0
Other Revenues	116	118	(2)	(1.7)	117
Total Net Revenues	(2,724)	(38)	(2,686)	(7068.4)	129

Operating Expenses	123	117	6	5.1	135
Loss Before Income Taxes	(2,847)	(155)	(2,692)	(1736.8)	(6)
Income Tax Benefit	(1,139)	(63)	(1,076)	(1707.9)	(2)
Net Loss before Minority Interest	(1708)	(92)	(1616)	(1756.5)	(4)
Minority Interest	(36)	0	(36)	na	0
Net Loss	($1,672)	($92)	(1580)	(1717.4)	(4)

	YTD Q3-2002	YTD Q3-2001	$ Change	% Change

Net Interest Income after Provision for Loan Losses	$33	($417)	450	107.9%
Mark to Market Adjustment on Investments	(4,316)	(4,702)	386	8.2
Other Revenues	426	503	(77)	(15.3)
Total Net Revenues	(3,857)	(4,616)	759	16.4

Operating Expenses	422	531	(109)	(20.5)
Loss Before Income Taxes	(4,279)	(5,147)	868	16.9
Income Taxes	(1,711)	(2,048)	337	16.5
Net Loss before Minority Interest	(2,568)	(3,099)	531	17.1
Minority Interest	(36)	0	(36)	na
Net Loss	($2,532)	($3,099)	567	18.3

	September 30,	September 30,			December 31,
	2002	2001	$ Change	% Change	2001
Investment in Portfolio Companies (cost)	11,865	10,036	1,829	18.2	10,696
Mark to Market Adjustment	(8,252)	2,070	(10,322)	(498.6)	(3,936)
Carrying Value - Portfolio Companies	$3,613	$12,106	($8,493)	(70.2)	$6,760